Exhibit 99.1

Commonwealth Bankshares, Inc.

List of Financial Statements

The following consolidated financial statements of Commonwealth Bankshares, Inc. and subsidiary are included:

Consolidated balance sheets-December 31, 2002 and 2001

Consolidated statements of income-Year ended December 31, 2002, 2001 and 2000.

Consolidated statements of stockholders’ equity-Year ended December 31, 2002, 2001 and 2000.

Consolidated statements of cash flows-Years ended December 31, 2002, 2001 and 2000.

Notes to consolidated financial statements-December 31, 2002.

Schedules to the consolidated financial statements required by Article 9 of Regulations S-X are not required under the related instructions or are inapplicable, and therefore have been omitted.

Commonwealth Bankshares, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Commonwealth Bankshares, Inc.
Norfolk, Virginia

          We have audited the accompanying consolidated balance sheet of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The consolidated financial statements of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2001 and 2000, were audited by other auditors who have ceased operations and whose report dated January 18, 2002, expressed an unqualified opinion on those consolidated financial statements.

          We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WITT, MARES AND COMPANY, PLC

Norfolk, Virginia
January 17, 2003

FINANCIAL STATEMENTS

COMMONWEALTH BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001

ASSETS
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$7,369,589	$6,434,225
Federal funds sold	59,064	5,319,706

Total cash and cash equivalents	7,428,653	11,753,931

INTEREST-BEARING DEPOSITS IN BANK	96,939	13,976,555

INVESTMENT SECURITIES:
Available for sale	14,972,915	13,498,407
Held to maturity	1,047,080	2,887,315

	16,019,995	16,385,722

EQUITY SECURITIES, RESTRICTED, AT COST	1,180,720	917,270

LOANS HELD FOR SALE	27,792,233

LOANS RECEIVABLE:
Commercial	36,278,760	28,435,499
Commercial construction	7,457,813	5,668,581
Commercial mortgage	108,102,933	95,424,615
Residential mortgage	33,995,545	36,480,368
Installment loans to individuals	9,185,951	10,499,578
Other	2,033,225	2,171,349

Gross loans	197,054,227	178,679,990
Unearned income	(731,446)	(611,159)
Allowance for loan losses	(2,335,000)	(1,988,000)

Loans, net	193,987,781	76,080,831

PREMISES AND EQUIPMENT, NET	5,813,553	5,587,834

FORECLOSED REAL ESTATE	—	328,433

ACCRUED INTEREST RECEIVABLE	1,386,057	1,321,763

OTHER ASSETS	2,807,816	4,215,378

	$256,513,747	$230,567,717

The Notes to Financial Statements are
an integral part of these statement

COMMONWEALTH BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$25,527,790	$23,537,438
Interest-bearing:
Demand deposits	28,793,148	23,091,671
Savings deposits	6,502,390	5,433,537
Other time deposits	167,263,321	152,846,281

Total deposits	228,086,649	204,908,927
Short-term borrowings	1,888,003	1,424,312
Long-term debt	452,608	478,720
Accrued interest payable	860,989	1,038,892
Other liabilities	2,495,868	1,858,588

Total liabilities	233,784,117	209,709,439

CONVERTIBLE PREFERRED SECURITIES	7,285,000	7,285,000

STOCKHOLDERS’ EQUITY:
Common stock, par value $2.50, 5,000,000 shares authorized; 1,721,621 and 1,703,002 shares issued and outstanding in 2002 and 2001, respectively	4,304,053	4,257,506
Additional paid-in capital	5,560,051	5,477,930
Retained earnings	5,270,552	3,775,600
Accumulated other comprehensive income	309,974	62,242

Total stockholders’ equity	15,444,630	13,573,278

	$256,513,747	$230,567,717

The Notes to Financial Statements are
an integral part of these statement

COMMONWEALTH BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

INTEREST INCOME:
Loans, including fees	$16,479,632	$15,403,576	$13,056,166
Investment securities	855,864	987,708	1,201,907
Other interest income	296,061	936,340	334,029

Total interest income	17,631,557	17,327,624	14,592,102

INTEREST EXPENSE:
Deposits	8,985,167	10,699,299	7,799,662
Other interest expense	72,741	183,157	351,077

Total interest expense	9,057,908	10,882,456	8,150,739

NET INTEREST INCOME	8,573,649	6,445,168	6,441,363
PROVISION FOR LOAN LOSSES	419,014	360,046	1,154,582

NET INTERST INCOME AFTER PROVISION FOR LOAN LOSSES	8,154,635	6,085,122	5,286,781

NONINTEREST INCOME:
Service charges on deposit accounts	835,303	817,865	710,075
Other service charges and fees	576,652	526,634	372,237
Other	239,360	144,265	99,530

Total noninterest income	1,651,315	1,488,764	1,181,842

NONINTEREST EXPENSES:
Salaries and employee benefits	3,497,632	3,228,974	2,983,840
Net occupancy expense	777,510	699,340	612,199
Furniture and equipment expense	1,002,264	1,007,915	722,300
Other operating expense	2,106,447	1,897,633	1,845,128

Total noninterest expenses	7,383,853	6,833,862	6,163,467

INCOME BEFORE INCOME TAXES	2,422,097	740,024	305,156
PROVISION FOR INCOME TAXES	747,910	162,731	3,651

NET INCOME	$1,674,187	$577,293	$301,505

EARNING PER SHARE:
Basic	$0.98	$0.34	$0.18

Diluted	$0.88	$0.31	$0.16

The Notes to Financial Statements are
an integral part of these statement

COMMONWEALTH BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2002, 2001 and 2000

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 1999	$4,111,858	$5,274,788	$3,367,585	$(527,633)	$226,598
Net income	—	—	301,505	—	301,505
Net change in unrealized gain (loss) on securities available for sale	—	—	—	309,726	309,726

Total comprehensive income	—	—	301,505	309,726	611,231

Issuance of common stock – 38,819 shares	97,048	125,711	—	—	222,759
Cash dividend – $.14 per share	—	—	(233,718)	—	(233,718)

Balance, December 31, 2000	4,208,906	5,400,499	3,435,372	(217,907)	12,826,870
Net income	—	—	577,293	—	577,293
Net change in unrealized gain (loss) on securities available for sale	—	—	—	280,149	280,149

Total comprehensive income	—	—	577,293	280,149	857,442

Issuance of common stock – 19,440 shares	48,600	77,431	—	—	126,031
Cash dividend – $.14 per share	—	—	(237,065)	—	(237,065)

Balance, December 31, 2001	4,257,506	5,477,930	3,775,600	62,242	13,573,278
Net income		—	1,674,187	—	1,674,187
Net change in unrealized gain (loss) on securities available for sale	—	—	—	247,732	247,732

Total comprehensive income	—	—	1,674,187	247,732	1,921,919

Issuance of common stock - 18,619 shares	46,547	82,121	—	—	128,668
	—	—	(179,235)	—	(179,235)

Balance, December 31, 2002	$4,304,053	$5,560,051	$5,270,552	$309,974	$15,444,630

The Notes to Financial Statements are
an integral part of these statement

COMMONWEALTH BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

OPERATING ACTIVITIES:
Net income	$1,674,187	$577,293	$301,505
Adjustments to reconcile net income to net cash from (used in) operating activities:
Provision for loan losses	419,014	360,046	1,154,582
Depreciation and amortization	818,331	651,027	490,385
Other, net	(197,312)	(2,236)	(327,729)
Net change in:
Accrued interest receivable	(64,294)	24,764	(302,316)
Loans held for sale	(27,792,233)	—	—
Accrued interest payable	(177,903)	132,728	355,247
Other assets	2,068,085	(2,016,557)	34,069

Net cash from (used in) operating activities	(23,252,125)	(272,935)	1,705,743

INVESTING ACTIVITIES:
Net change in interest-bearing deposits in bank	13,879,616	(6,404,160)	(7,572,395)
Purchase of securities available for sale	(4,671,100)	(3,845,680)	(288,746)
Purchase of equity securities, restricted	(632,350)	(190,519)	(178,673)
Net purchase of premises and equipment	(1,007,847)	(1,713,249)	(2,211,660)
Net expenditures on foreclosed real estate	(28,899)	(395,302)	(74,786)
Net change in loans	(18,325,964)	(20,418,594)	(32,597,774)
Proceeds from:
Maturities of securities held to maturity	1,840,235	1,458,651	360,795
Sales and maturities of securities available for sale	3,619,800	5,811,015	1,149,285
Sales of equity securities, restricted	368,900	—	—
Sale of real estate acquired in settlement of loans	319,722	173,622	8,866

Net cash used in investing activities	(4,637,887)	(25,524,216)	(41,405,088)

FINANCING ACTIVITIES:
Net change in:
Other time deposits	15,383,837	8,797,954	43,662,453
Demand, interest-bearing demand and savings deposits	7,793,885	11,496,010	2,594,541
Short-term borrowings	463,691	(3,957,933)	1,226,052
Proceeds from issuance of convertible preferred securities	—	7,285,000	—
Other	(76,679)	(137,146)	(37,071)

Net cash from financing activities	23,564,734	23,483,885	47,445,975

(Continued)

The Notes to Financial Statements are
an integral part of these statement

COMMONWEALTH BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(4,325,278)	$(2,313,266)	$7,746,630
CASH AND CASH EQUIVALENTS, JANUARY 1	11,753,931	14,067,197	6,320,567

CASH AND CASH EQUIVALENTS, DECEMBER 31	$7,428,653	$11,753,931	$14,067,197

SUPPLEMENTAL DISCLOSURE OF CASH PAID DURING THE YEAR:
Interest	$9,235,811	$10,749,726	$7,795,494

Income taxes	$695,000	$195,000	$481,101

The Notes to Financial Statements are
an integral part of these statement

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 1.	Summary of Significant Accounting Policies

The accounting and reporting policies of Commonwealth Bankshares, Inc. (the Parent) and its subsidiaries, Commonwealth Bankshares Capital Trust I (the Trust), and Bank of the Commonwealth (the Bank) and its subsidiaries, BOC Title of Hampton Roads, Inc. and BOC Insurance Agencies of Hampton Roads, Inc., are in accordance with accounting principles generally accepted in the United States of America and conform to accepted practices within the banking industry.  A summary of significant accounting policies is briefly described below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent, the Trust and the Bank and its subsidiaries, collectively referred to as “the Company.”  All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations

The Bank operates under a state bank charter and provides full banking services, including trust services.  As a state bank, the Bank is subject to regulation of the Bureau of Financial Institutions and the Federal Reserve System.  The Bank serves Norfolk, Virginia Beach, Chesapeake and Portsmouth, Virginia through its nine banking offices.

Estimates

Management uses estimates and assumptions in preparing financial statements.  These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenue and expenses.  Actual results could differ from those estimates.  A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Investment Securities

Investment securities which the Bank intends to hold until maturity or until called are classified as held to maturity.  These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 1.	Summary of Significant Accounting Policies (Continued)

Investment securities which the Bank intends to hold for indefinite periods of time, including investment securities used as part of the Bank’s asset/liability management strategy, are classified as available for sale.  These investment securities are carried at fair value.  Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income (loss).

Gains and losses on the sale of investment securities are determined using the specific identification method.

Loans Receivable

Loans receivable are intended to be held until maturity and are shown on the balance sheet net of the allowance for loan losses.  Interest is computed by methods which generally result in level rates of return on principal.  Interest on past due and problem loans is accrued until serious doubt arises as to the collectibility of the interest.

The Bank grants commercial, real estate, and consumer installment loans to its customers.  Collateral requirements for loans are determined on a loan-by-loan basis depending upon the purpose of the loan and the financial condition of the borrower.

Allowance for Loan Losses

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).  Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Foreclosed Real Estate

Foreclosed real estate is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any.  Cost includes loan principal and accrued interest.  Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses.  The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings.

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 1.	Summary of Significant Accounting Policies (Continued)

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation.  Deprecation is computed generally by the straight-line method.  It is the Bank’s policy to capitalize additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

Buildings and improvements	5 to 40 years
Furniture and equipment	3 to 10 years

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.  As changes in tax laws on rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Per Share Data

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding.  Diluted earnings per share is computed by dividing net income by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

	2002	2001	2000

Weighted average shares outstanding used to compute basic earnings per share	$1,708,698	$1,692,125	$1,667,329
Incremental shares issuable upon the assumed exercise of stock options	198,211	191,229	189,369

Shares used to compute diluted earnings per share	$1,906,909	$1,883,354	$1,856,698

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 1.	Summary of Significant Accounting Policies (Concluded)

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, interest-bearing deposits in bank, accrued interest receivable, demand deposits, savings deposits, and short-term borrowings approximates fair value.  The fair value of securities is based on quoted market prices.  The remainder of the recorded financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments at year-end.

Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreements and the counterparties’ credit standings.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks and federal funds sold.

Interest-bearing Deposits in Bank

Interest-bearing deposits in bank mature within one year and are carried at cost.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2002 presentation. These reclassifications have no effect on previously reported net income.

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 2.	Concentrations of Credit Risk

At December 31, 2002, the Bank’s cash and due from banks included two commercial bank deposit accounts aggregating $5,252,500 in excess of the Federal Deposit Insurance Corporation (FDIC) insured limit of $100,000 per institution.  Interest-bearing deposits in bank are not subject to FDIC coverage.

Note 3.	Investment Securities

The carrying and market values of investment securities are as follows:

	Carrying Amount	Unrealized Gains	Unrealized Losses	Market Value

December 31, 2002
Available for sale:
U.S. Government and agency securities	$1,299,501	$4,944	$—	$1,304,445
Mortgage-backed securities	4,759,265	119,602	(1,474)	4,877,393
State and municipal securities	4,767,839	204,509	(2,665)	4,969,683
Equities and other bonds	3,676,652	194,900	(50,158)	3,821,394

	$14,503,257	$523,955	$(54,297)	$14,972,915

Held to maturity:
Mortgage-backed securities	$800,919	$12,632	$(6,284)	$807,267
State and municipal securities	246,161	26,634	—	272,795

	$1,047,080	$39,266	$(6,284)	$1,080,062

December 31, 2001
Available for sale:
U.S. Government and agency securities	$215,000	$—	$(5,981)	$209,019
Mortgage-backed securities	4,893,328	46,955	(13,989)	4,926,294
State and municipal securities	4,452,832	7,179	(54,782)	4,405,229
Equities and other bonds	3,890,797	118,866	(51,798)	3,957,865

	$13,451,957	$173,000	$(126,550)	$13,498,407

Held to maturity:
Mortgage-backed securities	$1,279,108	$9,160	$(8,540)	$1,279,728
State and municipal securities	1,608,207	31,239	—	1,639,446

	$2,887,315	$40,399	$(8,540)	$2,919,174

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 3.	Investment Securities (Concluded)

A maturity schedule of investment securities as of December 31, 2002 is as follows:

	Available for Sale		Held to Maturity

	Carrying Amount	Market Value	Carrying Amount	Market Value

Due:
In one year or less	$1,219,681	$1,231,283	$—	$—
After one year through five years	1,398,975	1,412,118	—	—
After five years through ten years	3,068,202	3,163,228	246,161	272,795
After ten years	1,934,166	2,017,143	—	—

	7,621,024	7,823,772	246,161	272,795
Mortgage-backed securities	4,759,265	4,877,393	800,919	807,267
Equity securities	2,122,968	2,271,750	—	—

	$14,503,257	$14,972,915	$1,047,080	$1,080,062

Securities with a carrying value of $10,408,543 and $11,940,672 and market value of $10,743,842 and $11,965,103 at December 31, 2002 and 2001, respectively, were pledged as collateral to secure public deposits and for other purposes.

Note 4.	Loans Receivable

Although the Bank has a diversified loan portfolio, a substantial portion of the borrowers’ ability to honor their contracts is dependent upon the commercial real estate operators and hotel/motel sectors.  The majority of these loans are collateralized by a deed of trust on real estate.  The approximate outstanding balances of loans in these sectors are as follows:

	December 31,

	2002	2001

Commercial real estate operators	$20,200,000	$22,400,000
Hotel/Motel	21,500,000	21,100,000

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 4.	Loans Receivable (Concluded)

A summary of transactions in the allowance for loan losses follows:

	2002	2001	2000

Balance at beginning of year	$1,988,000	$1,920,000	$931,000
Provision charged to operating expense	419,014	360,046	1,154,582
Loans charged-off	(86,753)	(303,220)	(171,935)
Recoveries of loans previously charged-off	14,739	11,174	6,353

Balance at end of year	$2,335,000	$1,988,000	$1,920,000

Note 5.	Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,

	2002	2001

Land	$345,403	$345,403
Buildings and improvements	2,858,609	2,521,715
Leasehold improvements	618,188	604,070
Furniture and equipment	5,887,204	4,791,751
Construction in progress	82,741	655,085

	9,792,145	8,918,024
Less accumulated depreciation	3,978,592	3,330,190

	$5,813,553	$5,587,834

Note 6.	Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was approximately $43,664,941 and $35,396,000, respectively.

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 6.	Deposits (Concluded)

At December 31, 2002, the scheduled maturities of certificates of deposit included in other time deposits on the balance sheet are as follows:

2003	$23,440,980
2004	49,993,557
2005	20,034,713
2006	23,718,587
2007	3,511,725
Thereafter	32,271,673

$152,971,235

Note 7.	Dividend Limitations

Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities.  These formulas contemplate that the current earnings and earnings retained for the two preceding years may be paid to the Parent without regulatory approval.  In 2003, the Bank can initiate dividend payments without said regulatory approvals of approximately $2,895,000 plus an additional amount equal to the Bank’s net earnings for 2003 up to the date of any such dividend declaration.  Substantially all of the retained earnings of the Parent are represented by undistributed earnings of the Bank.

Note 8.	Short-Term Borrowings

Securities sold under agreements to repurchase generally mature within one to three days from the transaction date.  The maximum amount outstanding at the end of a month was $1,144,220 and $7,230,860 during 2002 and 2001, respectively.  The average daily balance was $941,575 and $4,143,453 during 2002 and 2001, respectively.  The securities underlying these agreements were under the Bank’s control.

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 9.	Income Taxes

The current and deferred components of income tax expense are as follows:

	2002	2001	2000

Current	$925,154	$220,245	$389,176
Deferred	(177,244)	(57,514)	(385,525)

Provision for income taxes	$747,910	$162,731	$3,651

A reconciliation between the provision for income taxes and the amount computed by multiplying income by the current statutory 34% federal income tax rate is as follows:

	2002	2001	2000

Income tax expense at statutory rates	$823,513	$251,608	$103,753
Increase (decrease) due to:
Tax exempt income	(93,416)	(97,032)	(127,283)
Other	17,813	8,155	27,181

Provision for income taxes	$747,910	$162,731	$3,651

Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes.  The only significant timing difference relates to the provision for loan losses.

A cumulative net deferred tax asset is included in other assets at December 31, 2002 and 2001. The components of the asset are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Allowance for loan losses	$719,573	$593,707
Deferred compensation	437,747	337,085
Accrued compensated absences	240,203	216,837
Deferred loan fees	237,751	187,465
Other	1,877	616

Total deferred tax assets	1,637,151	1,335,710

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 9.	Income Taxes (Concluded)

	December 31,

	2002	2001

Deferred tax liabilities:
Depreciation	$(396,214)	$(277,524)
Unrealized gains on securities	(159,684)	15,793
Other	(1,116)	6,076

Total deferred tax liabilities	(557,014)	(255,655)
Net deferred tax asset	$1,080,137	$1,080,055

Note 10.	Related Parties Loans

During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Bank in the ordinary course of business.  In management’s opinion these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks.  Loan activity to related parties is as follows:

	2002	2001

Beginning of year	$2,602,811	$3,812,829
Additional borrowings	1,516,892	228,982
Curtailments	(599,022)	(1,439,000)

End of year	$3,520,681	$2,602,811

Note 11.	Convertible Preferred Stock

On November 15, 2000, the Parent formed the Trust, a wholly owned subsidiary.  The Trust issued 1,457,000 shares of 8.0% cumulative preferred securities maturing October 15, 2031 with an option to call on or after October 15, 2006 (call price of $5.00 per share) for $7,285,000.  Conversion of the preferred securities into the Parent’s stock may occur at any time prior to maturity.  The Trust also issued 45,063 shares of convertible common stock for $225,315.  The Parent purchased all shares of the common stock.  The proceeds from the sale of the preferred securities were utilized to purchase from the Parent junior subordinated debt securities (guaranteed by the Parent), of $7,510,315 bearing interest at 8.0% and maturing October 15, 2031.  All intercompany interest and equity was eliminated in consolidation.

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 12.	Regulatory Matters

The Parent (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Parent’s and the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Parent and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Parent and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2002 and 2001, that the Parent and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following tables.  There are no conditions or events since the notification that management believes have changed the Bank’s category.  The Parent’s and the Bank’s actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the table.

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 12.	Regulatory Matters(Concluded)

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2002:
Total capital to risk weighted assets:
Consolidated	$24,822	11.4%	$17,493	8.0%	N/A	N/A
Bank	23,233	10.7%	17,441	8.0%	$21,801	10.0%
Tier I capital to risk weighted assets:
Consolidated	20,180	9.2%	8,746	4.0%	N/A	N/A
Bank	20,831	9.6%	8,720	4.0%	13,080	6.0%
Tier I capital to average assets:
Consolidated	20,180	7.8%	10,302	4.0%	N/A	N/A
Bank	20,831	8.1%	10,241	4.0%	12,801	5.0%
As of December 31, 2001:
Total capital to risk weighted assets:
Consolidated	$22,832	11.8%	$15,515	8.0%	N/A	N/A
Bank	21,104	10.9%	15,442	8.0%	$19,302	10.0%
Tier I capital to risk weighted assets:
Consolidated	18,014	9.3%	7,757	4.0%	N/A	N/A
Bank	19,068	9.9%	7,721	4.0%	11,581	6.0%
Tier I capital to average assets:
Consolidated	18,014	7.8%	9,194	4.0%	N/A	N/A
Bank	19,068	8.3%	9,158	4.0%	11,447	5.0%

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 13.	Disclosures About Fair Value of Financial Instruments

Fair value and the carrying value of the Bank’s recorded financial instruments are as follows (in thousands):

	December 31, 2002		December 31, 2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$7,482	$7,482	$20,430	$20,430
Investment securities	16,020	15,153	16,385	16,417
Net loans	221,310	240,889	175,611	183,431
Deposits	228,936	240,117	205,860	211,698
Short-term borrowings	1,887	1,887	1,424	1,424
Long-term debt	453	443	479	463

Note 14.	Contingent Liabilities and Commitments

The Bank’s financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk.  These commitments and contingent liabilities are described in Note 17, Financial Instruments with Off Balance Sheet Risk.

At December 31, 2002, the Bank had the following unused lines of credit:

Bank of America	$3,000,000
SunTrust Bank	3,500,000

Total unused lines of credit	$6,500,000

Each separate line of credit has a variable rate based on the lending bank’s daily federal funds sold and is due on demand.

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 15.	Related Party Leases

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership owned by several stockholders of the Bank (the “Partnership”), to rent the Headquarters Building.  The lease requires the Bank to pay all taxes, maintenance and insurance.  The term of the lease is twenty-three years and eleven months.  In connection with this property, the lessor has secured financing in the form of a $1,600,000 industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due.  Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia.  Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank.

The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986 an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties.  Under this provision the Bank purchased 19.7% of this property for $362,200 in 1987.  At the time of the 1987 purchase the Bank assumed $305,700 of the above-mentioned bond.  Pursuant to the purchase option contained in the lease agreement, the Bank recorded an additional interest of $637,400 (34.7%) in the leased property as of December 31, 1988 by assuming a corresponding portion ($521,900) of the unpaid balance of the related revenue bond and applying the difference of $115,500 to amounts due from the lessor.  Accordingly the Bank now owns 54.4%, of the Headquarters property.  No purchases have been made after 1988.  Total lease expense was $72,480 for the years 2002 and 2001, respectively.

In addition, the Bank subleases approximately 4,000 square feet of its third floor office space to outside parties.  Total sublease rental income was $60,414 and $69,920 for the years ended December 31, 2002 and 2001, respectively.

The Bank has also entered into a long-term lease with a related party to provide space for one branch located in Chesapeake, Virginia.  This lease has been classified as an operating lease for financial reporting purposes.  Future minimum lease payments of $107,016 are required each year for five years under the long-term noncancellable lease agreement as of October 20, 1998, which expires in October 2007.  Total lease expense was $104,821 and $102,900 for the years 2002 and 2001, respectively.

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 16.	Lease Commitments

The Bank leases certain real estate under noncacellable operating leases with third parties with varying terms through 2008.  Some of the operating leases contain on option to renew after a specific period of time.  Rental expense under these leases was approximately $121,000 and $110,230 for the years 2002 and 2001, respectively.

Note 17.	Financial Instruments with Off Balance Sheet Risk

In the normal course of business, the Bank is a party to financial instruments with off-balance-sheet risk.  These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees and involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of these instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

At December 31, 2002, the Bank was exposed to credit risk on commitments to extend credit having contract amounts of approximately $31,316,000 and standby letters of credit and financial guarantees written of approximately $858,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Bank’s experience has been that approximately 90% of loan commitments are drawn upon by customers.  The Bank evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty.  Collateral held varies but may include property, plant and equipment, and income-producing commercial properties.

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 17.	Financial Instruments with Off Balance Sheet Risk (Concluded)

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The Bank has not been required to perform on any financial guarantees during the past two years.  The Bank has not incurred any losses on its commitments in either 2002 or 2001.

Note 18.	Borrowings from Federal Home Loan Bank

The Bank has a line of credit with the Federal Home Loan Bank with a maximum value of fifteen percent of the Bank’s current assets, using a daily rate credit and due on demand.  The advances from this line are collateralized by first residential mortgages and securities pledged in the amount of $22,659,861.

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 19.	Parent Company Only Financial Information

COMMONWEALTH BANKSHARES, INC.
(PARENT COMPANY ONLY)

Balance Sheets
December 31, 2002 and 2001

	2002	2001

ASSETS
Cash on deposit with subsidiary	$624,923	$829,495
Investment in subsidiaries	21,323,185	19,341,879
Due from subsidiary	763,494	752,405
Premises	107,807	111,192
Prepaid expense	37,069	41,474
Other assets	252,497	145,348

	$23,108,975	$21,221,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses	$26,715	$8,877
Accrued interest payable	126,841	128,508
Junior subordinated debentures	7,510,315	7,510,315
Other liabilities	474	815
Total stockholders’ equity	15,444,630	13,573,278

	$23,108,975	$21,221,793

(Continued)

COMMONWEALTH BANKSHARES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

Note 19.	Parent Company Only Financial Information (Continued)

COMMONWEALTH BANKSHARES, INC.
(PARENT COMPANY ONLY)

Statements Of Income
For The Years Ended December 31, 2002, 2001, And 2000

	2002	2001	2000

Income:
Dividends from subsidiaries	$393,776	$947,010	$225,000
Rental income	6,000	6,000	6,000
Interest income	1,746	2,647	3,195

Total income	401,522	955,657	234,195

Expenses:
Interest expense	599,158	262,024	—
Professional fees	90,104	59,900	63,281
Other	5,612	5,606	57,313

Total expenses	694,874	327,530	120,594

Income (loss) before income taxes and equity in undistributed net income of subsidiary	(293,352)	628,127	113,601
Income tax benefits	233,965	108,420	37,876

Income (loss) before equity in undistributed net income of subsidiary	(59,387)	736,547	151,477
Equity in undistributed net income of subsidiary	1,733,574	(159,254)	150,028

Net income	$1,674,187	$577,293	$301,505

(Continued)

Note 19.	Parent Company Only Financial Information (Concluded)

COMMONWEALTH BANKSHARES, INC.
(PARENT COMPANY ONLY)

Statements Of Cash Flows
For The Years Ended December 31, 2002, 2001, And 2000

	2002	2001	2000

Operating activities:
Net income	$1,674,187	$577,293	$301,505
Adjustments to reconcile net income to net cash from (used in) operating activities:
Depreciation	3,385	3,385	3,385
Equity in undistributed net income of subsidiary	(1,733,574)	159,254	(150,028)
Net change in:
Amount due to subsidiaries	(11,089)	(739,955)	991
Prepaid expenses	4,405	44,337	(71,722)
Other assets	(107,149)	(56,786)	(101,012)
Accrued expenses	17,838	(18,530)	27,407
Accrued interest payable	(1,667)	128,508	—
Deferred tax liability	(341)	46	191

Net cash from (used in) operating activities	(154,005)	97,552	10,717

Investing activities:
Investments in subsidiaries	—	(6,725,315)	—

Financing activities:
Proceeds from issuance of junior subordinated debentures	—	7,510,315	—
Proceeds from issuance of common stock	128,668	125,870	222,759
Dividends paid	(179,235)	(236,904)	(233,718)

Net cash from (used in) financing activities	(50,567)	7,399,281	(10,959)

Net increase (decrease) in cash on deposit with subsidiary	(204,572)	771,518	(242)
Cash on deposit with subsidiary, January 1	829,495	57,977	58,219

Cash on deposit with subsidiary, December 31	$624,923	$829,495	$57,977